Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Joanne Martinez
305-529-2941

BANKUNITED FINANCIAL CORPORATION ELECTS NEW DIRECTORS

CORAL GABLES, Fla.—May 29, 2009—On May 27, 2009, BankUnited Financial Corporation (the “Company”) continued its annual meeting of stockholders (the “Annual Meeting”), which had been recessed at the meeting held on May 4, 2009. At the Annual Meeting, stockholders elected new directors to ensure that the Company has a board of directors prepared to efficiently manage a bankruptcy process and preserve the rights and interests of the creditors and stockholders. Ramiro Ortiz, Felix Garcia, Brad Weiss, Humberto Lopez and Lawrence Blum resigned from the Company’s Board and officers’ positions. At the Annual Meeting, Doyle Bartlett, Lester Bliwise and Danielle Camner Lindholm were elected to the Board. Al Bernkrant and Neil Messinger were re-elected to the Board on May 27, 2009. Marc Jacobson was re-elected to the Board at the May 4, 2009 meeting. All directors will serve for a one-year term to expire on May 27, 2010. Ms. Lindholm will serve as Chairman of the Board.

Mr. Bartlett, 49, co-founded the Eris Group, a boutique government relations firm, in 2003. Previously, he served for five years as Chief of Staff to Representative Bill McCollum (R-FL), supporting Congressman McCollum’s work as Vice Chairman of the House Banking Committee and Chairman of the House Judiciary Committee’s Crime Subcommittee. In this role, he managed all aspects of the Congressman’s Washington, DC and district offices. Mr. Bartlett oversaw Bill McCollum’s race for the U.S. Senate in 1999-2000 and his successful campaign for Florida Attorney General in 2006. From 1999 to 2002, Bartlett was a Senior Vice President at the Smith-Free Group. From 1988 to 1994, Bartlett was General Counsel and Senior Vice President for Legislative Services with the Conference of State Bank Supervisors (“CSBS”), the professional association of state banking regulators. Before joining CSBS, Bartlett was Manager of State Government Relations at Freddie Mac. Bartlett came to Washington in 1984 as staff to the House Banking Committee, supporting Congressman Bill McCollum in his position as ranking member of the Subcommittee on Domestic Monetary Policy. He had previously served as McCollum’s district representative in Orlando, Florida.

Mr. Bliwise, 63, is a partner in the national law firm of Sutherland Asbill & Brennan LLP, resident in its New York office. His practice is national in scope and concentrates in the area of commercial real estate where he has extensive experience in conventional and capital market financings, acquisitions and dispositions, equity investments and debt restructurings and workouts. He has served as counsel to commercial and investment banks, pension funds and their advisors, insurance companies, institutional owners and investors and others. Bliwise is co-chair of the Sutherland’s Debt and Equity Finance Practice Group. He is a fellow of the American College of Real Estate Lawyers, the American College of Mortgage Attorneys and the New York Bar Foundation.

Ms. Lindholm, 39, is a Vice President for Policy at Business Executives for National Security (“BENS”) and manages a portfolio that includes threat finance/anti-money laundering, intelligence transformation, homeland security, and federal outreach projects. Specializing in economic and commercial aspects of national security, she has served in a range of positions: as International Harmonization Program Specialist at the Department of Transportation (1996-1997), as the Country Manager for the Middle East and North Africa at the U.S. Trade and Development Agency (1997-1999), as a Special Assistant to the Under Secretary of State for Economic, Business, and Agricultural Affairs (doing worldwide commercial issues) (1999-2001), and as an Advisor for International Economic Policy at the National Economic Council (2000-2001). Before joining BENS in January 2005, Ms. Lindholm served as the Senior Policy Advisor to a U.S. Congressman, working on issues that included financial services, national and homeland security, and foreign affairs.

On May 27, 2009, the Board appointed Mark Bloom of Greenberg Traurig P.A. as bankruptcy counsel, subject to the approval of the Bankruptcy Court.

The Annual Meeting was recessed again until June 2, 2009 at 11:30 am at the Coral Gables Hyatt in Coral Gables, FL.

Please contact Joanne Martinez at 305-529-2941.